NEWS RELEASE

FOR IMMEDIATE RELEASE

January 29, 2013

CAPITOL FEDERAL FINANCIAL, INC.
REPORTS FIRST QUARTER 2013 RESULTS

Topeka, KS - Capitol Federal Financial, Inc. (NASDAQ: CFFN) (the “Company”) announced results today for the quarter ended December 31, 2012.  Detailed results will be available in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2012, which will be filed with the Securities and Exchange Commission (“SEC”) on or about February 4, 2013 and posted on our website, http://ir.capfed.com.  For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:

•	net income of $17.6 million,
•	basic and diluted earnings per average share outstanding of $0.12,
•	net interest margin of 2.01%,
•	repurchased 3,263,882 shares of common stock at an average price of $11.84 per share, and
•	paid a special True Blue® dividend of $0.52 per share.

Comparison of Operating Results for the Quarters Ended December 31, 2012 and September 30, 2012

Net income decreased $173 thousand, or 1.0%, from $17.7 million for the quarter ended September 30, 2012 to $17.6 million for the quarter ended December 31, 2012.  The net interest margin remained unchanged at 2.01% for both the current and prior quarters as the decrease in asset yields continued to be substantially offset by a  decrease in the cost of liabilities.  Additionally, the current quarter includes the full impact of the $342.5 million bulk loan purchase that occurred during the quarter ended September 30, 2012.  The weighted average rate of the loan portfolio purchased was 2.48% at the time of purchase, which was higher than the yield available on similar duration securities.  The loan purchase was primarily funded with cash flows from the securities portfolio.

Interest and Dividend Income

The decrease in interest and dividend income was primarily a result of decreases in interest income on mortgage-backed securities (“MBS”) and investment securities, partially offset by an increase in interest income on loans receivable.  The weighted average yield on total interest-earning assets decreased five basis points between quarters, from 3.47% for the prior quarter to 3.42% for the current quarter.    The following table presents the components of interest and dividend income for the time periods presented, along with the change in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2012	2012	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$58,467	$58,218	$249	0.4%
MBS	15,183	16,470	(1,287)	(7.8)
Investment securities	2,865	3,409	(544)	(16.0)
Capital stock of Federal Home Loan Bank ("FHLB")	1,128	1,133	(5)	(0.4)
Cash and cash equivalents	33	75	(42)	(56.0)
Total interest and dividend income	$77,676	$79,305	$(1,629)	(2.1)%

The increase in interest income on loans receivable was due to a $235.1 million increase in the average balance of the portfolio which was primarily a result of the $342.5 million bulk loan purchase discussed above, partially offset by a 16 basis point decrease in the average yield of the portfolio to 4.16% for the current quarter.  The decrease in interest income on MBS was due primarily to a 14 basis point decrease in the average yield of the portfolio, from 2.74% for the prior quarter to 2.60% for the current quarter, and partially due to a $64.6 million decrease in the average balance of the portfolio.    The decrease in the average yield of the portfolio was due primarily to purchases of MBS during the quarter with yields less than the average yield on the existing portfolio.  The decrease in interest income on investment securities was due primarily to a $164.4 million decrease in the average balance of the portfolio.

Interest Expense

The decrease in interest expense between periods was due to decreases in interest expense on FHLB advances and deposits.  The weighted average rate on total interest-bearing liabilities decreased eight basis points between quarters, from 1.79% for the prior quarter to 1.71% for the current quarter.  The following table presents the components of interest expense for the time periods presented, along with the change in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2012	2012	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB advances	$18,628	$19,403	$(775)	(4.0)%
Deposits	9,849	10,480	(631)	(6.0)
Repurchase agreements	3,569	3,569	--	--
Total interest expense	$32,046	$33,452	$(1,406)	(4.2)%

The decrease in interest expense on FHLB advances and deposits was due primarily to a decrease in the weighted average rate paid on the portfolios.  The weighted average rate paid on FHLB advances decreased 13 basis points, from 3.05% for the prior quarter to 2.92% for the current quarter.  During the current quarter, a $100 million advance with an effective rate of 4.85% matured and was renewed for a term of four years at a contractual rate of 0.78%.  The weighted average rate paid on deposits decreased six basis points, from 0.92% for the prior quarter to 0.86% for the current quarter, as the portfolio continued to reprice to lower market rates.

Provision for Credit Losses

The provision for credit losses for the current quarter was $233 thousand, compared to no provision during the prior quarter.  The current quarter amount represents the amount necessary to maintain the allowance for credit losses (“ACL”) at a level considered appropriate by management.  Net charge-offs during the current quarter were $856 thousand compared to $677 thousand in the prior quarter.    Of the $856 thousand of net charge-offs during the current quarter, $369 thousand related to loans that were previously discharged under Chapter 7 bankruptcy that must be, in accordance with Office of Comptroller of Currency (“OCC”) regulations, evaluated for collateral value loss, even if they are current.  The overall performance of our loan portfolio continued to improve during the current quarter as evidenced by the decline in our loans 90 or more days delinquent or in foreclosure.  Loans 90 or more days delinquent or in foreclosure decreased $429 thousand, or 2.2%, from $19.5 million at September 30, 2012 to $19.0 million at December 31, 2012.

Other Expense

The following table presents the components of other expense for the time periods presented, along with the change in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2012	2012	Dollars	Percent
	(Dollars in thousands)
OTHER EXPENSES:
Salaries and employee benefits	$12,181	$11,545	$636	5.5%
Occupancy expense	2,318	2,359	(41)	(1.7)
Information technology and communications	2,198	2,048	150	7.3
Regulatory and outside services	1,765	1,595	170	10.7
Deposit and loan transaction costs	1,526	1,519	7	0.5
Federal insurance premium	1,114	1,135	(21)	(1.9)
Advertising and promotional	1,032	1,257	(225)	(17.9)
Other expenses, net	2,607	2,676	(69)	(2.6)
Total other expenses	$24,741	$24,134	$607	2.5%

The increase in salaries and employee benefits expense was due primarily to compensation expense on unallocated Employee Stock Ownership Plan (“ESOP”) shares related to the $0.52 True Blue® dividend paid in December 2012.  Other real estate owned (“OREO”) operations expense, which is a component of other expenses, net, was $670 thousand for the current quarter, compared to $826 thousand for the prior quarter.  Over the past 12 months, OREO properties were owned by Capitol Federal Savings Bank (the “Bank”), on average, for approximately five months before they were sold.

We currently anticipate the following increases in other expenses during fiscal year 2013, as compared to fiscal year 2012:  (1) a $4.4 million increase in salaries and employee benefits due to an estimated $2.7 million increase in additional compensation expense on unallocated ESOP shares as a result of the True Blue® and special year-end dividends paid and a full year’s impact of equity plan awards made in May 2012 and September 2012; (2) a $1.8 million increase in information technology and communications expense and occupancy expense as a result of an increase in licensing and maintenance expenses related to upgrades to our information technology infrastructure and an increase in depreciation expense associated with the remodel of our Home Office; and (3) a $600 thousand increase in advertising expense, which is due primarily to media campaigns that were delayed until fiscal year 2013.

Income Tax Expense

Income tax expense was $8.9 million for the current quarter compared to $9.8 million for the prior quarter.  The effective income tax rate for the current quarter was 33.5% compared to 35.6% for the prior quarter.    Management anticipates the effective tax rate for fiscal year 2013 will be approximately 34%, based on fiscal year 2013 estimates as of December 31, 2012.  This rate is lower than the prior year rate of 35.8% due primarily to (1) higher deductible expenses associated with the ESOP, and (2) anticipated higher tax credits related to our low income housing partnerships.   Additionally, pre-tax income is anticipated to be lower than the prior year, due primarily to the items outlined above in other expenses, which results in all items impacting the income tax rate to have a larger impact on the overall effective tax rate than in fiscal year 2012.

Comparison of Operating Results for the Quarters Ended December 31, 2012 and 2011

For the quarter ended December 31, 2012, the Company recognized net income of $17.6  million, compared to net income of $18.8 million for the quarter ended December 31, 2011.  The $1.2 million, or 6.5%, decrease in net income was due primarily to an increase in other expenses, partially offset by a decrease in income tax expense.

The net interest margin increased three basis points, from 1.98% for the prior year quarter to 2.01% for the current quarter, primarily as a result of a decrease in the cost of funds between the two periods.  The weighted average yield on total interest-earning assets decreased 28 basis points from the prior year quarter to 3.42% for the current quarter.  The weighted average rate paid on total interest-bearing liabilities decreased 42 basis points from the prior year quarter to 1.71% for the current quarter.

Interest and Dividend Income

The following table presents the components of interest and dividend income for the time periods presented, along with the change in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2012	2011	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$58,467	$60,675	$(2,208)	(3.6)%
MBS	15,183	18,373	(3,190)	(17.4)
Investment securities	2,865	4,637	(1,772)	(38.2)
Capital stock of FHLB	1,128	1,091	37	3.4
Cash and cash equivalents	33	51	(18)	(35.3)
Total interest and dividend income	$77,676	$84,827	$(7,151)	(8.4)%

The decrease in interest income on loans receivable and MBS was due primarily to a decrease in the weighted average yield of each respective portfolio.  The average yield on the loans receivable portfolio decreased 51 basis points, from 4.67% for the prior year quarter to 4.16% for the current quarter, primarily a result of loan endorsements and refinances, along with originations and purchases between periods at rates less than the average rate of the existing loan portfolio.  The decrease in interest income on loans receivable resulting from the decrease in the average yield was partially offset by a $432.8 million increase in the average balance of the portfolio, which was primarily a result of a $342.5 million bulk loan purchase during the quarter ended September 30, 2012.  The average yield on the MBS portfolio decreased 49 basis points, from 3.09% during the prior year quarter to 2.60% for the current quarter.  The decrease in the average yield was due primarily to purchases of MBS between periods with yields less than the average yield on the existing portfolio.    The decrease in interest income on investment securities was due primarily to a $458.0 million decrease in the average balance of the portfolio as a result of cash flows from calls and maturities not being replaced in their entirety; rather, the proceeds were used primarily to fund loan activity, repurchase stock, and pay dividends to stockholders.

Interest Expense

The following table presents the components of interest expense for the time periods presented, along with the change in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2012	2011	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB advances	$18,628	$22,339	$(3,711)	(16.6)%
Deposits	9,849	12,787	(2,938)	(23.0)
Repurchase agreements	3,569	4,327	(758)	(17.5)
Total interest expense	$32,046	$39,453	$(7,407)	(18.8)%

The decrease in interest expense on FHLB advances was due to a 70 basis point decrease in the weighted average rate of the portfolio, from 3.62% for the prior year quarter to 2.92% for the current quarter.  The decrease in the average rate paid was due to the renewal and prepayment of advances between periods to lower rates.  The decrease in interest expense on deposits was due primarily to a decrease in the weighted average rate of the portfolio, most notably on the certificate of deposit portfolio, which decreased 36 basis points, from 1.77% for the prior year quarter to 1.41% for the current quarter, as the portfolio repriced to lower market rates between periods.  The weighted average rate paid on total deposits decreased 28 basis points, from 1.14% for the prior year quarter to 0.86% for the current quarter.    The decrease in interest expense on repurchase agreements was due to a $69.0 million decrease in the average balance between periods as a result of maturing agreements not being renewed; rather, they were replaced with FHLB advances.

Provision for Credit Losses

The provision for credit losses for the current quarter was $233 thousand, compared to $540 thousand for the prior year quarter.  The current quarter amount represents the amount necessary to maintain the ACL at a level considered appropriate by management.  Net charge-offs during the current quarter were $856 thousand, of which $369 thousand related to loans that were previously discharged under Chapter 7 bankruptcy that must be, in accordance with OCC regulations, evaluated for collateral value loss, even if they are current.  The overall performance of our loan portfolio continued to improve between periods as evidenced by the decline in our loans 90 or more days delinquent or in foreclosure.  Loans 90 or more days delinquent or in foreclosure decreased $9.4 million, or 33.1%, from $28.4 million at December 31, 2011 to $19.0 million at December 31, 2012.

Other Expense

The following table presents the components of other expense for the time periods presented, along with the change in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2012	2011	Dollars	Percent
	(Dollars in thousands)
OTHER EXPENSES:
Salaries and employee benefits	$12,181	$10,587	$1,594	15.1%
Occupancy expense	2,318	2,079	239	11.5
Information technology and communications	2,198	1,830	368	20.1
Regulatory and outside services	1,765	1,435	330	23.0
Deposit and loan transaction costs	1,526	1,230	296	24.1
Federal insurance premium	1,114	1,092	22	2.0
Advertising and promotional	1,032	910	122	13.4
Other expenses, net	2,607	2,904	(297)	(10.2)
Total other expenses	$24,741	$22,067	$2,674	12.1%

The increase in salaries and employee benefits expense was due primarily to compensation expense on unallocated ESOP shares related to the $0.52 True Blue® dividend paid in December 2012 and compensation expense associated with stock options and restricted stock grants in May 2012 and September 2012.

Income Tax Expense

Income tax expense was $8.9 million for the current quarter compared to $10.1 million for the prior year quarter.  The decrease in expense between periods was due primarily to a decrease in pretax income.  The effective tax rate for the current quarter was 33.5% compared to 35.0% for the prior year quarter.  See discussion above regarding management’s expectations of the effective tax rate for fiscal year 2013.

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	December 31,	September 30,	December 31,
	2012	2012	2011
INTEREST AND DIVIDEND INCOME:
Loans receivable	$58,467	$58,218	$60,675
MBS	15,183	16,470	18,373
Investment securities	2,865	3,409	4,637
Capital stock of FHLB	1,128	1,133	1,091
Cash and cash equivalents	33	75	51
Total interest and dividend income	77,676	79,305	84,827

INTEREST EXPENSE:
FHLB advances	18,628	19,403	22,339
Deposits	9,849	10,480	12,787
Repurchase agreements	3,569	3,569	4,327
Total interest expense	32,046	33,452	39,453

NET INTEREST INCOME	45,630	45,853	45,374

PROVISION FOR CREDIT LOSSES	233	--	540
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	45,397	45,853	44,834

OTHER INCOME:
Retail fees and charges	3,992	3,957	4,164
Insurance commissions	571	559	569
Loan fees	467	479	575
Income from bank-owned life insurance ("BOLI")	382	345	412
Other income, net	356	489	432
Total other income	5,768	5,829	6,152

OTHER EXPENSES:
Salaries and employee benefits	12,181	11,545	10,587
Occupancy	2,318	2,359	2,079
Information technology and communications	2,198	2,048	1,830
Regulatory and outside services	1,765	1,595	1,435
Deposit and loan transaction costs	1,526	1,519	1,230
Federal insurance premium	1,114	1,135	1,092
Advertising and promotional	1,032	1,257	910
Other expenses, net	2,607	2,676	2,904
Total other expenses	24,741	24,134	22,067
INCOME BEFORE INCOME TAX EXPENSE	26,424	27,548	28,919
INCOME TAX EXPENSE	8,861	9,812	10,130
NET INCOME	$17,563	$17,736	$18,789

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods noted.

	For the Three Months Ended
	December 31,	September 30,	December 31,
	2012	2012	2011
	(Dollars in thousands, except per share data)
Net income	$17,563	$17,736	$18,789
Income allocated to participating securities (unvested restricted stock)	(60)	(43)	--
Net income available to common stockholders	17,503	17,693	18,789

Average common shares outstanding	147,881,207	150,661,205	161,921,133
Average committed ESOP shares outstanding	1,500	415,494	1,500
Total basic average common shares outstanding	147,882,707	151,076,699	161,922,633

Effect of dilutive restricted stock	--	--	4,351
Effect of dilutive stock options	102	1,895	3,743

Total diluted average common shares outstanding	147,882,809	151,078,594	161,930,727

Net earnings per share:
Basic	$0.12	$0.11	$0.12
Diluted	$0.12	$0.11	$0.12

Antidilutive stock options and restricted stock, excluded
from the diluted average common shares
outstanding calculation	2,471,473	2,006,979	897,136

Financial Condition as of December 31, 2012

Total assets decreased $139.5 million, from $9.38 billion at September  30, 2012 to $9.24 billion at December 31, 2012, due primarily to a $133.2 million decrease in the securities portfolio.    The decrease in the securities portfolio was due primarily to called and matured investment securities not being fully replaced.  Cash flows from the securities portfolio not reinvested during the quarter were used, in part, to pay dividends to stockholders,  repurchase stock, and fund loan activity.  At December 31, 2012, Capitol Federal Financial, Inc., at the holding company level, had $233.8 million on deposit at the Bank.

The net loans receivable portfolio increased $32.0 million, or 0.6%, to $5.64 billion at December 31, 2012, from $5.61 billion at September 30, 2012.  The increase in the portfolio was due primarily to an increase in one- to four-family loans resulting largely from correspondent loan purchases outpacing principal repayments during the current quarter.   As of December 31, 2012, the Bank had 27 correspondent lending relationships located in 20 states.

Economic conditions in the Bank’s local market areas have a significant impact on the ability of borrowers to repay loans and the value of the collateral securing these loans.  As of December 2012, the unemployment rate was 5.4% for Kansas and 6.7% for Missouri, compared to the national average of 7.8% based on information from the Bureau of Economic Analysis.  The unemployment rate remains low in our market areas, relative to the national average, due to diversified industries within our market areas, primarily in the Kansas City metropolitan statistical area.  Our Kansas City market area, which comprises the largest segment of our loan portfolio and deposit base, has an average household income of approximately $79 thousand per annum, based on 2012 estimates from the American Community Survey, which is a statistical survey by the U.S. Census Bureau.  The average household income in our combined market areas is approximately $68 thousand per annum, with 92% of the population at or above the poverty level, also based on the 2012 estimates from the American Community Survey. The Federal Housing Finance Agency price index for Kansas and Missouri has not experienced significant fluctuations during the past 10 years, unlike other market areas of the United States, which indicates relative stability historically in property values in our local market areas.

As a portfolio lender focused on delivering outstanding customer service while acquiring quality assets, the ability of our borrowers to repay has always been paramount in our business model.  While we continue to evaluate the recently issued “qualified mortgage” rules by the Consumer Financial Protection Bureau, we currently anticipate that the impact to our overall book of business will generally be minimal.

The following table presents delinquent and non-performing loans, OREO and related ratios as of the dates shown.  In accordance with the OCC Call Report requirements, troubled debt restructurings (“TDRs”) that were either nonaccrual at the time of restructuring or did not receive a credit evaluation prior to the restructuring and have not made six consecutive monthly payments per the restructured loan terms are reported as nonaccrual loans at December 31, 2012.  This reporting change occurred during the second quarter of fiscal year 2012, as it was the first quarter the Bank was required to file a Call Report.  During July 2012, the OCC provided guidance to the industry regarding loans that had been discharged under Chapter 7 bankruptcy proceedings where the borrower has not reaffirmed the debt owed to the lender.  The OCC requires that these loans be reported as TDRs and nonaccrual, even if they are current.  Our balance of loans 90 or more days delinquent or in foreclosure continues to improve; however, implementation of the above noted OCC guidance has kept our balance of non-performing loans at a level similar to the prior year.  The principal balance of loans required by the OCC to be reported as nonaccrual, even if they are current, was $9.7 million and $12.4 million at December 31, 2012 and September 30, 2012, respectively.

	December 31, 2012	September 30, 2012	December 31, 2011
	(Dollars in thousands)
Loans 30 to 89 days delinquent	$23,201	$23,270	$25,707

Loans 90 or more days delinquent or in foreclosure	19,021	19,450	28,448
Nonaccrual loans less than 90 days delinquent(1)	9,706	12,374	--
Total non-performing loans	28,727	31,824	28,448
OREO	6,259	8,047	11,189
Total non-performing assets	34,986	39,871	39,637

ACL balance(2)	10,477	11,100	15,605

Non-performing loans to total loans	0.51%	0.57%	0.54%
Non-performing assets to total assets	0.38%	0.43%	0.42%
ACL as a percentage of total loans	0.19%	0.20%	0.30%
ACL as a percentage of total non-performing loans	36.47%	34.88%	54.86%

(1)

Represents loans required to be reported as nonaccrual by the OCC regardless of delinquency status.  At  December 31, 2012 this amount was comprised of  $1.8 million of loans that were 30 to 89 days delinquent and $7.9 million of loans that were current.  At  September  30, 2012, this amount was comprised of  $1.2 million of loans that were 30 to 89 days delinquent and $11.2 million of loans that were current.

(2)

In January 2012, management implemented a loan charge-off policy as OCC Call Report requirements do not permit the use of specific valuation allowances (“SVAs”), which the Bank was previously utilizing for potential loan losses, as permitted by the Bank’s previous regulator.  As a result of the implementation of the charge-off policy, $3.5 million of SVAs were charged-off during the March 31, 2012 quarter, which accounts for the majority of the $5.1 million decrease in ACL between December 31, 2011 and December 31, 2012.

Total liabilities remained relatively unchanged, decreasing $3.0 million from September 30, 2012 to $7.57 billion at December 31, 2012.    A $31.8 million decrease in advance payments by borrowers for taxes and insurance resulting from the payment of real estate taxes and insurance on behalf of our borrowers was almost entirely offset by a $31.5 million increase in deposits.  The increase in the deposit portfolio was due primarily to a $49.7 million increase in the checking portfolio and a $32.0 million increase in the money market portfolio, partially offset by a $54.5 million decrease in the certificate of deposit portfolio.

Stockholders’ equity decreased $136.5 million, from $1.81 billion at September 30, 2012 to $1.67 billion at December 31, 2012.  The decrease was due primarily to the payment of $114.3 million of dividends and the repurchase of $38.7 million of stock, partially offset by net income of $17.6 million.

The $114.3 million of dividends paid during the current quarter consisted of a  $0.52 per share, or $76.5 million, True Blue® dividend, a  $0.18 per share, or $26.6 million,  special year-end dividend related to fiscal year 2012 earnings, per the Company’s dividend policy, and a regular quarterly dividend of $0.075 per share, or $11.2 million.  The True Blue® dividend amount represented a portion of retained earnings from prior years.  On January 22, 2013, the Company declared a regular quarterly cash dividend of $0.075 per share, or approximately $11.0 million,  payable on  February 15, 2013 to stockholders of record as of the close of business on February 1, 2013.  Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, the Bank’s regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

In December 2011, the Company announced that its Board of Directors approved the repurchase of up to $193.0 million of the Company’s common stock.  The Company began repurchasing common stock during the second quarter of fiscal year 2012 and, as of December 31, 2012, had repurchased 15,906,384 shares at an average price of $11.80, or $187.6 million.  In November 2012, the Company announced its Board of Directors approved a new $175.0 million stock repurchase program to commence once the previous repurchase plan, under which $5.4 million remains available as of December 31, 2012, is completed.

The following table presents the balance of stockholders’ equity and related information as of the dates presented.

	December 31, 2012	September 30, 2012	December 31, 2011
	(Dollars in thousands)
Stockholders’ equity	$1,669,951	$1,806,458	$1,931,309
Equity to total assets at end of period	18.1%	19.3%	20.5%

The following table presents a reconciliation of total and net shares outstanding as of December 31, 2012.

Total shares outstanding	152,115,857
Less unallocated ESOP shares and unvested restricted stock	(5,385,199)
Net shares outstanding	146,730,658

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	December 31,	September 30,
	2012	2012
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $69,236 and $127,544)	$105,157	$141,705
Securities:
Available-for-sale (“AFS”) at estimated fair value (amortized cost of $1,226,591 and $1,367,925)	1,259,392	1,406,844
Held-to-maturity at amortized cost (estimated fair value of $1,974,115 and $1,969,899)	1,902,228	1,887,947
Loans receivable, net (of ACL of $10,477 and $11,100)	5,640,077	5,608,083
BOLI	58,394	58,012
Capital stock of FHLB, at cost	130,784	132,971
Accrued interest receivable	24,319	26,092
Premises and equipment, net	59,587	57,766
OREO	6,259	8,047
Other assets	52,589	50,837
TOTAL ASSETS	$9,238,786	$9,378,304

LIABILITIES:
Deposits	$4,582,163	$4,550,643
Advances from FHLB, net	2,532,493	2,530,322
Repurchase agreements	365,000	365,000
Advance payments by borrowers for taxes and insurance	23,818	55,642
Income taxes payable	9,079	918
Deferred income tax liabilities, net	23,267	25,042
Accounts payable and accrued expenses	33,015	44,279
Total liabilities	7,568,835	7,571,846

STOCKHOLDERS’ EQUITY:
Preferred stock ($0.01 par value) 100,000,000 shares authorized; no shares issued or outstanding	--	--
Common stock ($0.01 par value) 1,400,000,000 shares authorized;
152,115,857 and 155,379,739 shares issued and outstanding
as of December 31, 2012 and September 30, 2012, respectively	1,521	1,554
Additional paid-in capital	1,266,918	1,292,122
Unearned compensation, ESOP	(46,832)	(47,575)
Retained earnings	427,942	536,150
Accumulated other comprehensive income, net of tax	20,402	24,207
Total stockholders’ equity	1,669,951	1,806,458
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,238,786	$9,378,304

Consistent with our goal to operate a sound and profitable financial institution, we actively seek to maintain a “well-capitalized” status for the Bank in accordance with regulatory standards.  As of December 31, 2012, the Bank exceeded all regulatory capital requirements.  The following table presents the Bank’s regulatory capital ratios at December 31, 2012 based upon regulatory guidelines.

		Regulatory
		Requirement For
	Bank	“Well-Capitalized”
	Ratios	Status
Tier 1 leverage ratio	14.7%	5.0%
Tier 1 risk-based capital	36.3%	6.0%
Total risk-based capital	36.6%	10.0%

A reconciliation of the Bank’s equity under accounting principles generally accepted in the United States of America (“GAAP”) to regulatory capital amounts as of December 31, 2012 is as follows (dollars in thousands):

Total Bank equity as reported under GAAP	$1,378,261
Unrealized gains on AFS securities	(20,402)
Total Tier 1 capital	1,357,859
ACL	10,477
Total risk-based capital	$1,368,336

Capitol Federal Financial, Inc. is the holding company for the Bank.  The Bank has 46 branch locations in Kansas and Missouri.  The Bank is one of the largest residential lenders in the State of Kansas.  News and other information about the Company can be found on the Internet at the Bank’s website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company’s market area, the future earnings and capital levels of Capitol Federal Savings Bank, which would affect the ability of the Capitol Federal Financial, Inc. to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by Capitol Federal Financial, Inc. with the SEC.  Actual results may differ materially from those currently expected.  These forward-looking statements represent Capitol Federal Financial, Inc.’s judgment as of the date of this release.  Capitol Federal Financial, Inc. disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President,	Executive Vice President,
Investor Relations	Chief Financial Officer and Treasurer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com

Supplemental Financial Information

Loan Portfolio

The following table presents information concerning the composition of our loan portfolio in dollar amounts and in percentages (before deductions for undisbursed loan funds, unearned loan fees and deferred costs, and the ACL) as of the dates indicated.   The average rate of the portfolio decreased 11 basis points from September 30, 2012 and 49 basis points from December 31, 2011, to 4.04% at December 31, 2012.  The decrease in the average rates from September 30, 2012 and December 31, 2011 was due primarily to the endorsement of loans at current market rates, as well as to the purchase and origination of loans between periods with rates less than the average rate of the existing portfolio.

	December 31, 2012			September 30, 2012			December 31, 2011
		Average	% of		Average	% of		Average	% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Real Estate Loans:
One- to four-family	$5,429,556	3.99%	95.5%	$5,392,429	4.10%	95.5%	$5,003,708	4.49%	94.7%
Multi-family and commercial	46,815	5.62	0.8	48,623	5.64	0.9	52,524	6.15	1.0
Construction	60,975	3.92	1.1	52,254	4.08	0.9	58,869	4.35	1.1
Total real estate loans	5,537,346	4.00	97.4	5,493,306	4.11	97.3	5,115,101	4.51	96.8

Consumer Loans:
Home equity	144,121	5.39	2.5	149,321	5.42	2.6	160,029	5.46	3.0
Other	6,426	4.62	0.1	6,529	4.77	0.1	7,355	4.89	0.2
Total consumer loans	150,547	5.36	2.6	155,850	5.39	2.7	167,384	5.44	3.2

Total loans receivable	5,687,893	4.04%	100.0%	5,649,156	4.15%	100.0%	5,282,485	4.53%	100.0%

Less:
Undisbursed loan funds	30,843			22,874			33,239
ACL	10,477			11,100			15,605
Discounts/unearned loan fees	21,864			21,468			20,315
Premiums/deferred costs	(15,368)			(14,369)			(11,616)
Total loans receivable, net	$5,640,077			$5,608,083			$5,224,942

The following table presents the principal balance, weighted average credit score, loan-to-value (“LTV”) ratio, and the average balance per loan for our one- to four-family loans at the dates presented.  Credit scores are typically updated during the last month of the quarter and are obtained from a nationally recognized consumer rating agency.  The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent bank appraisal or broker price opinion.  In most cases, the most recent appraisal was obtained at the time of origination.

	December 31, 2012				September 30, 2012				December 31, 2011
		Credit		Average		Credit		Average		Credit		Average
	Balance	Score	LTV	Balance	Balance	Score	LTV	Balance	Balance	Score	LTV	Balance
	(Dollars in thousands)
Originated	$4,024,920	763	65%	$124	$4,032,581	763	65%	$124	$4,030,538	763	65%	$124
Correspondent purchases	650,115	764	65	336	575,502	761	65	326	440,721	760	64	301
Bulk purchases	754,521	748	67	317	784,346	749	67	316	532,449	740	60	254
	$5,429,556	761	65%	$148	$5,392,429	761	65%	$147	$5,003,708	761	65%	$138

The following table summarizes the activity in the loan portfolio for the periods indicated, excluding changes in loans in process, deferred fees, and ACL.  Loans that were paid-off as a result of refinances are included in repayments.  Purchased loans include purchases from correspondent and nationwide lenders.  Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement.  During the current quarter, the Bank endorsed $253.3 million of one- to four-family loans, reducing the average rate on those loans by 107 basis points.  The endorsed balance and rate are, however, included in the ending loan portfolio balance and rate.

	For the Three Months Ended
	December 31, 2012		September 30, 2012		June 30, 2012		March 31, 2012
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$5,649,156	4.15%	$5,256,803	4.37%	$5,275,296	4.45%	$5,282,485	4.53%
Originations and refinances:
Fixed	209,873	3.26	220,934	3.51	151,724	3.78	139,295	3.79
Adjustable	39,964	3.58	50,533	3.50	42,802	3.74	41,139	3.67
Purchases and Participations:
Fixed	88,763	3.45	90,939	3.62	34,567	3.94	31,165	4.29
Adjustable	21,434	2.70	360,463	2.49	12,722	3.00	16,426	3.07
Repayments	(318,332)		(327,972)		(256,221)		(228,203)
Principal charge-offs, net(1)	(856)		(677)		(782)		(4,546)
Other(2)	(2,109)		(1,867)		(3,305)		(2,465)
Ending balance	$5,687,893	4.04%	$5,649,156	4.15%	$5,256,803	4.37%	$5,275,296	4.45%

(1)	Principal charge-offs, net represent potential loss amounts that reduce the unpaid principal balance of a loan.
(2)	Other consists of transfers to OREO, endorsement fees advanced and reductions in commitments.

Loan Originations

The following table presents loan origination, refinance, and purchase activity for the periods indicated, excluding endorsement activity.  Loan originations, purchases and refinances are reported together.  The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years.  The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended			For the Three Months Ended
	December 31, 2012			December 31, 2011
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-Rate:	(Dollars in thousands)
One- to four-family:
<= 15 years	$112,339	2.84%	31.2%	$113,116	3.44%	33.7%
> 15 years	181,741	3.56	50.5	110,831	4.18	33.0
Multi-family and commercial real estate	3,850	5.00	1.1	--	--	--
Home equity	456	5.97	0.1	607	7.01	0.2
Other	250	8.01	0.1	444	6.87	0.1
Total fixed-rate	298,636	3.32	83.0	224,998	3.82	67.0

Adjustable-Rate:
One- to four-family:
<= 36 months	2,069	2.25	0.6	2,759	2.57	0.8
> 36 months	42,139	2.70	11.7	75,617	3.17	22.5
Multi-family and commercial real estate	--	--	--	13,975	5.00	4.2
Home equity	16,766	4.83	4.6	17,336	4.83	5.2
Other	424	2.88	0.1	840	3.28	0.3
Total adjustable-rate	61,398	3.27	17.0	110,527	3.65	33.0

Total originations, refinances and purchases	$360,034	3.31%	100.0%	$335,525	3.77%	100.0%

Purchased and participation loans included above:
Fixed-Rate:
Correspondent - one- to four-family	$84,913	3.38%		$44,275	4.04%
Bulk - one- to four-family	--	--		392	3.25
Participations - commercial real estate	3,850	5.00		--	--
Participations - other	--	--		133	2.57
Total fixed-rate purchases/participations	88,763	3.45		44,800	4.03

Adjustable-Rate:
Correspondent - one- to four-family	21,434	2.70		19,363	3.16
Bulk - one- to four-family	--	--		19,868	3.55
Participations - commercial real estate	--	--		13,975	5.00
Total adjustable-rate purchases/participations	21,434	2.70		53,206	3.79

Total purchased/participation loans	$110,197	3.30%		$98,006	3.90%

The following table presents the origination, refinance and purchase activity in our one- to four-family loan portfolio, excluding endorsement activity, for the quarters ended December 31, 2012 and 2011.  Refinances by Bank customers accounted for 47% of the one- to four-family loans originated during the current quarter.

	For the Three Months Ended			For the Three Months Ended
	December 31, 2012			December 31, 2011
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originations	$122,516	75%	768	$125,192	73%	764
Refinances by Bank customers	109,425	67	771	93,233	67	774
Correspondent purchases	106,347	69	768	63,638	66	771
Bulk purchases	--	--	--	20,260	60	763
	$338,288	70%	769	$302,323	69%	769

The following tables present the annualized prepayment speeds of our one- to four-family loan portfolio, including construction and non-performing loans, for the quarters ended December 31, 2012 and September 30, 2012.  The terms presented in the tables below represent the original terms for our fixed-rate loans, and current terms to repricing for our adjustable-rate loans.  Loan refinances are considered a prepayment and are included in the prepayment speeds presented below.  The annualized prepayment speeds are presented with and without endorsements.

	December 31, 2012
		Prepayment Speed (annualized)
	Principal	Including	Excluding
Term	Balance	Endorsements	Endorsements
	(Dollars in thousands)
Fixed-rate one-to four-family loans:
15 years or less	$1,087,793	34.9%	20.3%
More than 15 years	3,214,118	43.4	17.8
	4,301,911	41.2	18.4

Adjustable-rate one-to four-family loans:
36 months or less	869,767	16.3	14.2
More than 36 months	305,129	23.3	15.7
	1,174,896	18.1	14.6
Total one-to four-family loans	$5,476,807	36.3%	17.6%

	September 30, 2012
		Prepayment Speed (annualized)
	Principal	Including	Excluding
Term	Balance	Endorsements	Endorsements
	(Dollars in thousands)
Fixed-rate one-to four-family loans:
15 years or less	$1,059,422	29.7%	19.8%
More than 15 years	3,189,398	34.8	19.4
	4,248,820	33.5	19.5

Adjustable-rate one-to four-family loans:
36 months or less	887,491	21.4	17.6
More than 36 months	298,236	31.5	22.1
	1,185,727	23.9	18.7
Total one-to four-family loans	$5,434,547	31.4%	19.3%

Asset Quality

The following tables present loans 30 to 89 days delinquent, non-performing loans, and OREO at the dates indicated.  Unless otherwise noted, correspondent purchased loans are included with originated loans and bulk purchased loans are reported as purchased loans.  Non-performing loans are loans that are 90 or more days delinquent or in foreclosure or nonaccrual loans less than 90 days delinquent, which are loans that are required to be reported as nonaccrual pursuant to OCC Call Report requirements. Management believes that it is unlikely the balances of loans 30 to 89 days delinquent, non-performing loans, and OREO will decrease significantly from their current levels, and will likely stay within a range seen during the past year.

	Loans Delinquent for 30 to 89 Days at:
	December 31, 2012		September 30, 2012		June 30, 2012		December 31, 2011
	Number	Amount	Number	Amount	Number	Amount	Number	Amount
Loans 30 to 89 Days Delinquent:	(Dollars in thousands)
One- to four-family:
Originated	156	$15,182	142	$14,178	131	$13,060	164	$15,770
Correspondent	2	243	3	770	7	1,598	5	2,395
Purchased	35	6,622	39	7,695	37	8,463	40	6,799
Consumer Loans:
Home equity	42	966	28	521	31	526	38	518
Other	10	188	16	106	13	128	12	225
	245	$23,201	228	$23,270	219	$23,775	259	$25,707
30 to 89 days delinquent loans
to total loans receivable, net		0.41%		0.41%		0.46%		0.49%

	Non-Performing Loans and OREO at:
	December 31, 2012		September 30, 2012		June 30, 2012		December 31, 2011
	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	83	$7,395	86	$7,885	92	$8,998	106	$13,161
Correspondent	6	815	5	722	2	328	4	653
Purchased	43	10,378	43	10,447	47	11,792	50	14,106
Consumer Loans:
Home equity	21	357	19	369	21	505	26	520
Other	14	76	4	27	5	20	5	8
	167	19,021	157	19,450	167	21,643	191	28,448
Nonaccrual loans less than 90 Days Delinquent: (1)
One- to four-family:
Originated	66	7,246	77	8,815	26	3,744	--	--
Correspondent	3	657	4	686	2	457	--	--
Purchased	7	1,450	10	2,405	--	--	--	--
Consumer Loans:
Home equity	17	342	22	456	--	--	--	--
Other	1	11	1	12	--	--	--	--
	94	9,706	114	12,374	28	4,201	--	--
Total non-performing loans	261	28,727	271	31,824	195	25,844	191	28,448

Non-performing loans as a percentage of total loans		0.51%		0.57%		0.50%		0.54%

OREO:
One- to four-family:
Originated(2)	51	3,639	59	5,374	69	6,452	71	6,064
Correspondent	--	--	1	92	5	1,045	6	566
Purchased	7	1,188	6	1,172	5	1,007	11	3,040
Consumer Loans:
Home equity	2	32	1	9	1	9	2	17
Other(3)	1	1,400	1	1,400	1	1,400	1	1,502
	61	6,259	68	8,047	81	9,913	91	11,189
Total non-performing assets	322	$34,986	339	$39,871	276	$35,757	282	$39,637

Non-performing assets as a percentage of total assets		0.38%		0.43%		0.38%		0.42%

(1)

Represents loans required to be reported as nonaccrual by the OCC regardless of delinquency status.  At December 31, 2012, September 30, 2012, and June 30, 2012, this amount was comprised of $1.8 million, $1.2 million, and $604 thousand, respectively, of loans that were 30 to 89 days delinquent and $7.9 million, $11.2 million, and $3.6 million, respectively, of loans that were current.

(2)	Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.
(3)	Other represents a single property the Bank purchased for a potential branch site but now intends to sell.

The following table presents the activity for the ACL and related ratios at the dates and for the periods indicated.    Of the $856 thousand of net charge-offs during the December 31, 2012 quarter, $369 thousand were due to loans that were previously discharged under Chapter 7 bankruptcy that must be, in accordance with OCC regulations, evaluated for collateral value loss, even if they are current.    In January 2012, management implemented a loan charge-off policy as OCC Call Report requirements do not permit the use of SVAs, which the Bank was previously utilizing for potential loan losses, as permitted by the Bank’s previous regulator.  As a result of the implementation of the charge-off policy, $3.5 million of SVAs were charged-off during the March 31, 2012 quarter, which are reflected in the activity for that quarter.  These charge-offs did not impact the provision for credit losses, and therefore had no additional income statement impact, as the amounts were expensed in previous periods.

	For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2012	2012	2012	2012
	(Dollars in thousands)
Balance at beginning of period	$11,100	$11,777	$12,559	$15,605
Charge-offs:
One- to four-family loans - originated	219	78	227	497
One- to four-family loans - purchased	532	534	498	3,850
Multi-family and commercial loans	--	--	--	--
Construction	--	--	--	--
Home equity	109	84	60	186
Other consumer loans	6	3	5	13
Total charge-offs	866	699	790	4,546
Recoveries:
One- to four-family loans - originated	--	16	--	--
One- to four-family loans - purchased	--	2	6	--
Multi-family and commercial loans	--	--	--	--
Construction	--	--	--	--
Home equity	10	4	2	--
Other consumer loans	--	--	--	--
Recoveries	10	22	8	--
Net charge-offs	856	677	782	4,546
Provision for credit losses	233	--	--	1,500
Balance at end of period	$10,477	$11,100	$11,777	$12,559

Ratio of net charge-offs during the period to
average loans outstanding during the period	0.02%	0.01%	0.01%	0.09%
Ratio of net charge-offs during the period to
average non-performing assets	2.29	1.79	2.01	11.11
ACL to non-performing loans at end of period	36.47	34.88	45.57	41.35
ACL to loans receivable, net at end of period	0.19	0.20	0.23	0.24

Securities Portfolio

The following table presents the distribution of our MBS and investment securities portfolios, at amortized cost, at the dates indicated.  Overall, fixed-rate securities comprised 76% of these portfolios at December 31, 2012.  The majority of the MBS and investment portfolios are composed of securities issued by U.S. government sponsored enterprises (“GSEs”).  The weighted average life (“WAL”) is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied.  Yields on tax-exempt securities are not calculated on a taxable equivalent basis.

	December 31, 2012			September 30, 2012			December 31, 2011
	Balance	Yield	WAL	Balance	Yield	WAL	Balance	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$1,559,219	2.60%	3.0	$1,505,480	2.85%	3.1	$1,490,889	3.23%	3.6
GSE debentures	787,666	1.10	1.6	907,386	1.14	0.8	1,229,098	1.16	0.9
Municipal bonds	44,379	2.89	1.9	47,769	2.94	2.0	59,091	3.01	2.1
Total fixed-rate securities	2,391,264	2.11	2.5	2,460,635	2.22	2.2	2,779,078	2.31	2.4

Adjustable-rate securities:
MBS	734,655	2.63	5.1	792,325	2.65	5.8	874,983	2.87	7.5
Trust preferred securities	2,900	1.56	24.5	2,912	1.65	24.7	3,547	1.80	25.5
Total adjustable-rate securities	737,555	2.62	5.2	795,237	2.64	5.9	878,530	2.87	7.5
Total securities portfolio, at amortized cost	$3,128,819	2.23%	3.1	$3,255,872	2.33%	3.1	$3,657,608	2.44%	3.6

MBS:  The following table provides a summary of the activity in our portfolio of MBS for the periods presented.  The yields and WALs for purchases are presented as recorded at the time of purchase.  The yields for the beginning balances are as of the last day of the period previous to the period presented and the yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented.  The beginning and ending WAL is the estimated remaining maturity (in years) after three-month historical prepayment speeds have been applied.  All of the MBS purchased during the current quarter were comprised of loans with contractual terms-to-maturity of 15 years or less so as to help mitigate exposure to rising interest rates.  The net balance of premiums/(discounts) on our portfolio of MBS was $20.0 million at December 31, 2012.

	For the Three Months Ended
	December 31, 2012			September 30, 2012			June 30, 2012			March 31, 2012
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$2,332,942	2.78%	4.0	$2,510,659	2.86%	4.6	$2,626,544	2.91%	5.1	$2,405,685	3.10%	5.0
Maturities and repayments	(194,769)			(175,776)			(152,162)			(142,937)
Net amortization of premiums/(discounts)	(2,124)			(1,875)			(1,625)			(1,550)
Purchases:
Fixed	192,962	1.23	3.9	--	--	--	41,510	1.91	4.4	313,481	1.86	4.5
Adjustable	--	--	--	--	--	--	--	--	--	52,867	1.69	6.3
Change in valuation on AFS securities	(4,824)			(66)			(3,608)			(1,002)
Ending balance - carrying value	$2,324,187	2.61%	3.7	$2,332,942	2.78%	4.0	$2,510,659	2.86%	4.6	$2,626,544	2.91%	5.1

Investment Securities:  The following table provides a summary of the activity of investment securities for the periods presented.  The yields and WALs for purchases are presented as recorded at the time of purchase.  The yields for the beginning balances are as of the last day of the period previous to the period presented and the yields for the ending balances are as of the last day of the period presented.  The beginning and ending WALs represent the estimated remaining maturity (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.    Of the $204.4 million of fixed-rate investment securities purchased during the current quarter, $204.1 million are callable.

	For the Three Months Ended
	December 31, 2012			September 30, 2012			June 30, 2012			March 31, 2012
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$961,849	1.23%	1.0	$1,195,589	1.23%	0.9	$1,253,937	1.22%	1.5	$1,294,462	1.25%	1.0
Maturities and calls	(327,323)			(309,012)			(112,150)			(328,306)
Net amortization of premiums/(discounts)	(170)			(331)			(553)			(663)
Purchases:
Fixed	204,371	1.01	1.4	75,190	0.80	2.2	52,141	0.98	3.0	290,015	1.00	3.4
Change in valuation of AFS securities	(1,294)			413			2,214			(1,571)
Ending balance - carrying value	$837,433	1.20%	1.7	$961,849	1.23%	1.0	$1,195,589	1.23%	0.9	$1,253,937	1.22%	1.5

Deposit Portfolio

The following table presents the amount, average rate and percentage of total deposits for checking, savings, money market, retail certificates of deposit, and public units/brokered deposits at the dates presented.

	December 31, 2012			September 30, 2012			December 31, 2011
		Average	% of		Average	% of		Average	% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Checking	$656,239	0.04%	14.3%	$606,504	0.04%	13.3%	$574,854	0.08%	12.8%
Savings	265,195	0.11	5.8	260,933	0.11	5.8	252,223	0.15	5.6
Money market	1,142,990	0.22	25.0	1,110,962	0.25	24.4	1,090,510	0.35	24.2
Retail certificates of deposit	2,246,908	1.46	49.0	2,295,941	1.49	50.4	2,373,639	1.76	52.7
Public units/brokered deposits	270,831	1.00	5.9	276,303	0.98	6.1	209,918	1.22	4.7
	$4,582,163	0.84%	100.0%	$4,550,643	0.89%	100.0%	$4,501,144	1.09%	100.0%

As of December 31, 2012, certificates of deposit were scheduled to mature as follows:

	Amount Due
		More than	More than
	1 year	1 year to	2 years to	More than	Total
	or less	2 years	3 years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$808,627	$201,474	$36,853	$28	$1,046,982	0.54%
1.00 – 1.99%	143,225	170,953	165,938	254,086	734,202	1.44
2.00 – 2.99%	178,197	191,153	241,591	31,224	642,165	2.51
3.00 – 3.99%	67,969	15,363	7,248	526	91,106	3.20
4.00 – 4.99%	2,691	274	241	78	3,284	4.51
	$1,200,709	$579,217	$451,871	$285,942	$2,517,739	1.41%

Weighted average rate	1.05%	1.58%	1.96%	1.68%
Weighted average maturity (in years)	0.4	1.5	2.4	3.8	1.4
Weighted average maturity for the retail certificate of deposit portfolio (in years)					1.5

Borrowings

The following table presents the maturity of FHLB advances, at par, and repurchase agreements as of December 31, 2012.

			Weighted	Weighted
	FHLB	Repurchase	Average	Average
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal year	Amount	Amount	Rate	Rate(1)
	(Dollars in thousands)
2013	$225,000	$145,000	3.84%	3.84%
2014	450,000	100,000	3.33	3.95
2015	600,000	20,000	1.73	1.95
2016	575,000	--	2.29	2.91
2017	500,000	--	2.69	2.72
2018	200,000	100,000	2.90	2.90
	$2,550,000	$365,000	2.70%	2.99%

(1)

The effective rate includes the net impact of the amortization of deferred prepayment penalties resulting from the prepayment of certain FHLB advances and deferred gains related to terminated interest rate swaps.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of borrowings and certificates of deposit, split between retail and public unit/brokered deposit amounts, for the next four quarters as of December 31, 2012.

		Weighted		Weighted	Public Unit/	Weighted		Weighted
		Average	Retail	Average	Brokered	Average		Average
Maturity by	Borrowings	Repricing	Certificate	Repricing	Deposit	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
March 31, 2013	$50,000	3.48%	$273,110	1.11%	$110,395	0.17%	$433,505	1.15%
June 30, 2013	250,000	3.81	269,094	1.16	31,562	1.46	550,656	2.38
September 30, 2013	70,000	4.23	308,136	1.24	6,521	0.34	384,657	1.77
December 31, 2013	150,000	3.16	196,717	0.95	5,174	1.34	351,891	1.90
	$520,000	3.65%	$1,047,057	1.13%	$153,652	0.48%	$1,720,709	1.83%

The following table presents FHLB advance activity, at par, and repurchase agreement activity for the periods shown.  Line of credit activity is excluded from the following table due to the short-term nature of the borrowings.  The effective rate includes the net impact of the amortization of deferred prepayment penalties resulting from the prepayment of certain FHLB advances and deferred gains related to interest rate swaps previously terminated.  Rates on new borrowings are fixed-rate.  The weighted average maturity (“WAM”) is the remaining weighted average contractual term in years.  The beginning and ending WAMs represent the remaining maturity at each date presented.  For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	December 31, 2012			September 30, 2012			June 30, 2012			March 31, 2012
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,915,000	3.13%	2.7	$2,915,000	3.25%	2.8	$2,915,000	3.24%	3.1	$2,915,000	3.46%	3.0
Maturities and prepayments:
FHLB advances	(100,000)	4.85		(100,000)	4.27		--	--		(350,000)	3.22
New borrowings:
FHLB advances	100,000	0.78	4.0	100,000	0.83	4.0	--	--	--	350,000	1.36	3.3
Ending balance	$2,915,000	2.99%	2.6	$2,915,000	3.13%	2.7	$2,915,000	3.25%	2.8	$2,915,000	3.24%	3.1

Average Rates and Lives

The following table presents the weighted average yields/rates and WALs (in years) of some of our assets and liabilities as of December 31, 2012.  Yields presented for investment securities and MBS include the amortization of fees, costs, premiums and discounts which are considered adjustments to the yield.  For loans receivable, the stated interest rate is shown, which does not include any adjustments to the yield.  The interest rate presented for borrowings is the effective rate, which includes the net impact of the amortization of deferred prepayment penalties resulting from the prepayment of certain FHLB advances and deferred gains related to interest rate swaps previously terminated.

	December 31, 2012
	Amount	Yield/Rate	WAL
	(Dollars in thousands)
Investment securities(1)	$837,433	1.20%	1.7
MBS(1)	2,324,187	2.61	3.7
Loans receivable:(2)
Fixed-rate one- to four-family:
<= 15 years	1,087,787	3.84	2.9
> 15 years	3,176,924	4.40	4.2
All other fixed-rate loans	115,526	5.53	3.0
Total fixed-rate loans	4,380,237	4.29	3.8
Adjustable-rate one- to four-family:
<= 36 months	452,328	2.70	3.7
> 36 months	712,517	3.21	2.8
All other adjustable-rate loans	142,811	4.69	0.3
Total adjustable-rate loans	1,307,656	3.20	2.8
Total loans receivable	5,687,893	4.04	3.6
Transaction deposits(3)	2,064,424	0.15	6.8
Certificates of deposit	2,517,739	1.41	1.4
Borrowings(4)	2,915,000	2.99	2.6

(1)	The WAL of investment securities and MBS is the estimated remaining maturity after three-month historical prepayment speeds and projected call option assumptions have been applied.
(2)	The WAL of the loans receivable portfolio is derived from a proprietary interest rate risk model, which takes into account prepayment speeds.
(3)	The WAL of transaction (checking, savings, and money market) deposits is derived from a proprietary interest rate risk model and based upon historical analysis of decay rates on deposit accounts.
(4)	Amount includes FHLB advances at par value.

At December 31, 2012, the Bank’s one-year gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice was $1.62 billion, or 17.6% of total assets.  If we experience the magnitude of asset repricing as indicated by the one-year gap and interest rates decrease, downward pressure may be placed on our net interest margin.  Should interest rates rise, the amount of interest-earning assets expected to reprice will likely decrease from estimated levels as borrowers and agency debt issuers will have less economic incentive to modify their cost of borrowings.  If interest rates were to increase 200 basis points, the Bank’s one-year gap would be $145.7 million, or 1.6% of total assets.  The significant decrease in the positive gap amount in the + 200 basis point scenario at December 31, 2012 is due to a significant decrease in the amount of assets expected to reprice if rates were to increase 200 basis points.  The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted by changes in interest rates because the Bank’s borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty.  The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on mortgage loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder.  As interest rates decrease, borrowers have an economic incentive to refinance or endorse their loans to the lower market interest rates.  This was evident by the volume of mortgages that were endorsed or refinanced during fiscal years 2011 and 2012 as a result of the decrease in market interest rates.  Cash flows from the Bank’s callable investment securities are anticipated to continue in the coming year as the issuers of these securities will likely exercise their option to call the securities in order to issue new debt securities at the lower market rates.  Any decrease in our net interest margin due to interest-earning assets repricing downward will likely be partially offset by a further decrease in our cost of liabilities.  While the ability to lower the Bank’s cost of deposits is somewhat limited by the already low cost of this portfolio, the Bank has $520.0 million of borrowings scheduled to mature in the next 12 months with a weighted average effective rate of 3.65%.

In addition, in September of 2012, the Federal Reserve Board announced a third round of quantitative easing by pledging to purchase an additional $40 billion of agency MBS and up to $45 billion of Treasuries per month, which has resulted in a significant decrease in the yields available on MBS and investment securities.  This will likely have a negative impact on the Bank’s net interest margin as yields on reinvested asset cash flows are declining at a faster pace than are rates on the Bank’s liabilities.  However, this has been somewhat mitigated by generally improving national economic conditions.  The primary driver of mortgage rates, the 10-year Treasury, may become more volatile as Congress addresses issues related to the debt ceiling.

Average Balance Sheets

The following tables present the average balances of our assets, liabilities and stockholders’ equity and the related annualized yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at December 31, 2012.  Average yields are derived by dividing annualized income by the average balance of the related assets and average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown.  Average outstanding balances are derived from average daily balances.  The yields and rates include amortization of fees, costs, premiums and discounts which are considered adjustments to yields/rates.  Yields on tax-exempt securities were not calculated on a tax-equivalent basis.

	At	For the Three Months Ended
	December 31, 2012	December 31, 2012			December 31, 2011
		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Balance	Paid	Rate	Balance	Paid	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	4.04%	$5,624,629	$58,467	4.16%	$5,191,834	$60,675	4.67%
MBS(2)	2.61	2,336,783	15,183	2.60	2,381,545	18,373	3.09
Investment securities(2)(3)	1.20	931,252	2,865	1.23	1,389,228	4,637	1.34
Capital stock of FHLB	3.45	132,587	1,128	3.38	126,491	1,091	3.42
Cash and cash equivalents	0.24	55,178	33	0.24	83,148	51	0.24
Total interest-earning assets(1)(2)	3.37	9,080,429	77,676	3.42	9,172,246	84,827	3.70
Other noninterest-earning assets		238,069			230,366
Total assets		$9,318,498			$9,402,612

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Checking	0.04%	$598,634	$58	0.04%	$535,058	$107	0.08%
Savings	0.11	262,492	71	0.11	252,626	150	0.24
Money market	0.22	1,117,159	657	0.23	1,075,119	945	0.35
Certificates	1.41	2,545,232	9,063	1.41	2,594,016	11,585	1.77
Total deposits	0.84	4,523,517	9,849	0.86	4,456,819	12,787	1.14
FHLB advances(4)	2.87	2,528,290	18,628	2.92	2,447,129	22,339	3.62
Repurchase agreements	3.83	365,000	3,569	3.83	434,022	4,327	3.90
Total borrowings	2.99	2,893,290	22,197	3.04	2,881,151	26,666	3.66
Total interest-bearing liabilities	1.67	7,416,807	32,046	1.71	7,337,970	39,453	2.13
Other noninterest-bearing liabilities		124,176			123,889
Stockholders’ equity		1,777,515			1,940,753
Total liabilities and stockholders’ equity		$9,318,498			$9,402,612
						(Continued)

	At	For the Three Months Ended
	December 31, 2012	December 31, 2012			December 31, 2011
		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Balance	Paid	Rate	Balance	Paid	Rate
		(Dollars in thousands)

Net interest income(5)			$45,630			$45,374
Net interest rate spread(6)	1.70%			1.71%			1.57%
Net interest-earning assets		$1,663,622			$1,834,276
Net interest margin(7)				2.01			1.98
Ratio of interest-earning assets
to interest-bearing liabilities				1.22			1.25

Selected performance ratios:
Return on average assets (annualized)				0.75%			0.80%
Return on average equity (annualized)				3.95			3.87
Average equity to average assets				19.08			20.64
Operating expense ratio				1.06			0.94
Efficiency ratio				48.14			42.83

						(Concluded)

(1)

Calculated net of unearned loan fees and deferred costs, and undisbursed loan funds.  Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.  Balance includes mortgage loans receivable held-for-sale.

(2)	MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.
(3)

The average balance of investment securities includes an average balance of nontaxable securities of $45.0 million and $58.8 million for the quarters ended December 31, 2012 and December 31, 2011, respectively.

(4)	The balance and rate of FHLB advances are stated net of deferred gains and deferred prepayment penalties.
(5)

Net interest income represents the difference between interest income earned on interest-earning assets, such as loans, investment securities, and MBS, and interest paid on interest-bearing liabilities, such as deposits, FHLB advances, and other borrowings.  Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(6)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(7)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

	For the Three Months Ended
	December 31, 2012			September 30, 2012
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$5,624,629	$58,467	4.16%	$5,389,577	$58,218	4.32%
MBS(2)	2,336,783	15,183	2.60	2,401,402	16,470	2.74
Investment securities(2)(3)	931,252	2,865	1.23	1,095,620	3,409	1.24
Capital stock of FHLB	132,587	1,128	3.38	132,154	1,133	3.41
Cash and cash equivalents	55,178	33	0.24	120,865	75	0.25
Total interest-earning assets(1)(2)	9,080,429	77,676	3.42	9,139,618	79,305	3.47
Other noninterest-earning assets	238,069			239,183
Total assets	$9,318,498			$9,378,801

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Checking	$598,634	$58	0.04%	$585,070	$90	0.06%
Savings	262,492	71	0.11	262,092	77	0.12
Money market	1,117,159	657	0.23	1,109,627	781	0.28
Certificates	2,545,232	9,063	1.41	2,594,958	9,532	1.46
Total deposits	4,523,517	9,849	0.86	4,551,747	10,480	0.92
FHLB advances(4)	2,528,290	18,628	2.92	2,530,677	19,403	3.05
Repurchase agreements	365,000	3,569	3.83	365,000	3,569	3.83
Total borrowings	2,893,290	22,197	3.04	2,895,677	22,972	3.15
Total interest-bearing liabilities	7,416,807	32,046	1.71	7,447,424	33,452	1.79
Other noninterest-bearing liabilities	124,176			109,842
Stockholders’ equity	1,777,515			1,821,535
Total liabilities and stockholders’ equity	$9,318,498			$9,378,801
					(Continued)

	For the Three Months Ended
	December 31, 2012			September 30, 2012
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)

Net interest income(5)		$45,630			$45,853
Net interest rate spread(6)			1.71%			1.68%
Net interest-earning assets	$1,663,622			$1,692,194
Net interest margin(7)			2.01			2.01
Ratio of interest-earning assets
to interest-bearing liabilities			1.22			1.23

Selected performance ratios:
Return on average assets (annualized)			0.75%			0.76%
Return on average equity (annualized)			3.95			3.89
Average equity to average assets			19.08			19.42
Operating expense ratio (annualized)			1.06			1.03
Efficiency ratio			48.14			46.70

					(Concluded)

(1)

Calculated net of unearned loan fees and deferred costs, and undisbursed loan funds.  Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.  Balance includes mortgage loans receivable held-for-sale.

(2)	MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.
(3)

The average balance of investment securities includes an average balance of nontaxable securities of $45.0 million and $50.7 million for the quarters ended December  31, 2012 and September 30, 2012, respectively.

(4)	The balance and rate of FHLB advances are stated net of deferred gains and deferred prepayment penalties.
(5)

Net interest income represents the difference between interest income earned on interest-earning assets, such as loans, investment securities, and MBS, and interest paid on interest-bearing liabilities, such as deposits, FHLB advances, and other borrowings.  Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(6)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(7)	Net interest margin represents net interest income as a percentage of average interest-earning assets.